Exhibit 99.1

24096 – 170th Avenue Fergus Falls, MN 56537 Phone: 218-998-4301 Fax: 218-998-4302 ahicks@otaellc.com www.ottertailethanol.com

For immediate release

August 21, 2009

Fergus Falls, Minnesota

FERGUS FALLS ETHANOL PLANT NAMES NEW CHAIRMAN

The Otter Tail Ag Enterprises, LLC Board of Governors today announced the appointment of Gary Thompson as the Fergus Falls-based ethanol plant’s Chairman. Thompson, a prominent Minnesota businessman, has roots in agriculture as well as ethanol production, having served on the Board of the Central MN Ethanol Cooperative plant in Little Falls, Minnesota. Thompson will begin his duties as Chairman immediately.

Otter Tail Ag Chief Executive Officer/Chief Financial Officer Anthony Hicks said that “Thompson brings a combination to the Board room of both business combined with ethanol.  We welcome Gary as the new Chairman and appreciate his passion for the project.”

The Board has also approved a new Credit Committee for the purpose of working with its lending institutions on finding a suitable path forward. The committee consists of Management, Board and Members of the Company, including Chief Executive Officer/Chief Financial Officer Anthony Hicks, Chairman Gary Thompson, Warrenn Anderson, Daryl Gillund and Jamie Dosdall.

Hicks said “the objective of this committee is to bring a group of very experienced business management together with production and banking/finance in one group to fully assess the needs of Otter Tail Ag and the best for its Members.”

Except for historical information contained herein, the statements in this information release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include our expectations regarding future costs and revenues, consumer demand for ethanol, and the Company’s ability to to renegotiate the terms of its senior debt agreements and/or obtain waivers from its lenders. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission. The information contained in this release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time.  The Company undertakes no obligation to update any information contained in this release.